                                                                   Exhibit 99


NEWS RELEASE                                            Layne logo

                                          CONTACTS: LAYNE CHRISTENSEN COMPANY
                                                    JERRY W. FANSKA
                                                    VICE PRESIDENT FINANCE
                                                    913-677-6858
                                                    www.laynechristensen.com

TUESDAY, AUGUST 31, 2004


LAYNE CHRISTENSEN REPORTS FISCAL 2005 SECOND QUARTER RESULTS


o Net income from continuing operations was $0.29 per share versus a loss of $0.03 per share last year.

o    Revenues increase 22.8% for the quarter up across all product lines.

o    Water Resources revenues and earnings up 7.4% and 31.0%, respectively.

o Mineral Exploration earnings triple from prior year on a 55.3% increase in revenues.

o    Geoconstruction revenues up 33.2% and earnings up 54.9% from prior year.

o Energy Division continues to expand coalbed methane development in mid-continent basin.


--------------------------------------------------------------------------------------------------------------------
FINANCIAL DATA                                     THREE MONTHS           %           SIX MONTHS             %
---------------                                --------------------               -------------------
(in 000's, except per share data)              7/31/04     7/31/03     CHANGE     7/31/04     7/31/03      CHANGE
--------------------------------------------------------------------------------------------------------------------
Net Revenues
  --Water Resources                             $47,918     $44,607       7.4       $93,201     $83,376     11.8
  --Mineral Exploration                          26,153      16,836      55.3        50,242      30,892     62.6
  --Geoconstruction                              10,949       8,221      33.2        17,039      14,352     18.7
  --Energy                                        1,166         524       *           1,913       1,313     45.7
Gross Profit                                     24,017      20,419      17.6        44,073      37,670     17.0
Net Income                                        3,653        (450)      *           5,125         169      *
Dilutive EPS from continuing operations            0.29       (0.03)      *            0.41        0.02      *
Dilutive EPS                                       0.28       (0.04)      *            0.40        0.01      *
--------------------------------------------------------------------------------------------------------------------

*  not meaningful

-------------------------------------------------------------------------------
"A very strong quarter as all our divisions were up at the same time. Given our mix of business, we are benefiting from a number of positive drivers impacting natural resource demand and an improving economy. Normally, we would experience a few bumps along the way. This quarter we were hitting on all cylinders."--


ANDREW B. SCHMITT, PRESIDENT AND CHIEF EXECUTIVE OFFICER.
-------------------------------------------------------------------------------


                                     -more-

MISSION WOODS, KANSAS, AUGUST 31, 2004 - LAYNE CHRISTENSEN COMPANY (NASDAQ:
LAYN), today announced net income from continuing operations for the second quarter ended July 31, 2004 of $3,749,000, or $0.29 per share, compared to a loss from continuing operations of $377,000 or $0.03 per share, in the same period last year. Revenues for the three months ended July 31, 2004 increased $15,998,000, or 22.8%, to $86,186,000, compared to $70,188,000 the same period last year.

"A very strong quarter as all our divisions were up at the same time," said Andrew B. Schmitt, President and Chief Executive Officer. "Given our mix of business, we are benefiting from a number of positive drivers impacting natural resource demand and an improving economy. Normally, we would experience a few bumps along the way. This quarter we were hitting on all cylinders."

Gross profit as a percentage of revenues was 27.9% and 27.1% for the three and six months ended July 31, 2004 compared to 29.1% and 29.0% for the three and six months ended July 31, 2003. The decreases in gross profit percentage were primarily attributable to continued pricing pressures from municipal customers in the water resources division along with reduced margins associated with the promotion of certain new water treatment products. The decreases in the water resources division margins were partially offset by increased margins in the mineral exploration division due to increased exploration activity because of higher gold and base metal prices.

Selling, general and administrative expenses decreased to $14,471,000 for the three months ended July 31, 2004 and increased to $28,396,000 for the six months ended July 31, 2004 compared to $15,124,000 and $27,623,000 for the three and six months ended July 31, 2003. Excluding severance-related benefits of $1,244,000 accrued in the second quarter of fiscal 2004, the increase for both the three and six month periods was primarily related to the Company's expansion of its water treatment capabilities, increased expenses associated with the Company's coalbed methane ("CBM") development efforts and incremental costs of approximately $650,000 for the implementation of Sarbanes-Oxley requirements.

Depreciation, depletion and amortization increased to $3,338,000 and $6,523,000 for the three and six months ended July 31, 2004 compared to $2,951,000 and $6,011,000 for the same periods last year. The increase was primarily a result of increased depreciation in the mineral exploration division and depletion associated with the Company's CBM projects.

The Company recorded a loss on extinguishment of debt of $2,320,000 for the three and six months ended July 31, 2003. The loss represents prepayment penalties and the write-off of associated deferred fees in connection with refinancing of the Company's credit facilities in July 2003.

Income tax expense of $3,751,000 and $5,289,000 were recorded for the three and six months ended July 31, 2004, compared to $663,000 and $1,527,000 for the same periods last year. The debt extinguishment costs recorded in the second quarter of fiscal 2004 were treated as discrete period items for interim tax accounting purposes, which resulted in the recording of a tax benefit at the statutory tax rate. Exclusive of the impact of the tax treatment of the debt extinguishment costs in July 2003, the effective rate was 50% for the six months ended July 31, 2004 compared to 60.7% for the same period last year. The improvement in the effective rate is primarily attributable to improved earnings in international operations. The effective rate in excess of the statutory federal rate was a result of the impact of nondeductible expenses and the tax treatment of certain foreign operations.

WATER RESOURCES DIVISION
(in thousands)

                                             Three months ended                   Six months ended
                                                  July 31,                            July 31,
                                          -------------------------           -----------------------
                                            2004              2003             2004             2003
                                          -------            ------           ------           ------
Revenues                                   $47,918          $44,607          $93,201          $83,376
Income from continuing operations            6,299            4,807           10,330            9,510

Water resources revenues increased 7.4% to $47,918,000, and 11.8% to $93,201,000, for the three and six months ended July 31, 2004, respectively. The increases were primarily attributable to the Company's continued efforts to maintain market share, results from the Company's water treatment initiatives and increased infrastructure needs in metropolitan areas of California and Illinois.

Income from continuing operations for the water resources division increased 31.0% to $6,299,000 for the three months ended July 31, 2004, and 8.6% to $10,330,000 for the six months ended July 31, 2004 compared to $4,807,000 and $9,510,000 for the three and six months ended July 31, 2003. The increases in income from continuing operations were primarily the result of the incremental earnings impact from increases in revenues.

MINERAL EXPLORATION DIVISION
(in thousands)

                                             Three months ended                   Six months ended
                                                  July 31,                            July 31,
                                          -------------------------           -----------------------
                                            2004              2003             2004             2003
                                          -------            ------           ------           ------
Revenues                                    $26,153          $16,836          $50,242          $30,892
Income from continuing operations             3,705            1,213            7,227            1,003

Mineral exploration revenues increased 55.3% to $26,153,000 and 62.6% to $50,242,000 for the three and six months ended July 31, 2004 compared to revenues of $16,836,000 and $30,892,000 for the three and six months ended July 31, 2003. The increase for the periods was primarily the result of increased exploration activity in the Company's markets due to higher gold and base metal prices. Additionally, increases in Africa were partially the result of capacity from the purchase of DrillCorp assets late in fiscal 2004.

Income from continuing operations for the mineral exploration division was $3,705,000 for the three months ended July 31, 2004 and $7,227,000 for the six months ended July 31, 2004, compared to $1,213,000 and $1,003,000 for the three and six months ended July 31, 2003. The improved earnings in the division were primarily attributable to the increased activity levels noted above and improved earnings by the Company's Latin American affiliates. In addition, in the prior year, the Company incurred increased expenses in Australia to bring equipment into compliance with changes to local transportation regulations.

GEOCONSTRUCTION DIVISION
(in thousands)

                                             Three months ended                   Six months ended
                                                  July 31,                            July 31,
                                          -------------------------           -----------------------
                                            2004              2003             2004             2003
                                          -------            ------           ------           ------
Revenues                                    $10,949          $ 8,221          $17,039          $14,352
Income from continuing operations             1,654            1,068            1,519            1,272

Geoconstruction revenues increased 33.2% to $10,949,000 and 18.7% to $17,039,000 for the three and six months ended July 31, 2004 compared to $8,221,000 and $14,352,000 for the three and six months ended July 31, 2003. The increases in revenues were primarily attributable to certain large domestic projects and increased product sales by the Company's manufacturing unit in Italy.

Income from continuing operations for the geoconstruction division increased 54.9% to $1,654,000 for the three months ended July 31, 2004, and 19.4% to $1,519,000 for the six months ended July 31, 2004 compared to $1,068,000 and $1,272,000 for the three and six months ended July 31, 2003. The increases in income from continuing operations were primarily the result of the incremental earnings impact from increases in revenues.

ENERGY DIVISION
(in thousands)

                                             Three months ended                   Six months ended
                                                  July 31,                            July 31,
                                          -------------------------           -----------------------
                                            2004              2003             2004             2003
                                          -------            ------           ------           ------
Revenues                                    $ 1,166         $   524          $ 1,913          $ 1,313
Loss from continuing operations                  (1)           (176)          (1,019)            (546)

Energy revenues increased 122.5% to $1,166,000 and 45.7% to 1,913,000 for the three and six months ended July 31, 2004, compared to revenues of $524,000 and $1,313,000 for the three and six months ended July 31, 2003. Increased production from the Company's CBM projects resulted in the increases in revenues for the three and six months ended July 31, 2004 compared to the same periods last year.

Losses from continuing operations for the energy division were $1,000 and $1,019,000 for the three and six months ended July 31, 2004 compared to $176,000 and $546,000 for the three and six months ended July 31, 2003. The loss for the three months ended July 31, 2004 included a gain on the sale of exploration equipment of approximately $906,000. Excluding the gain, the loss from continuing operations would have been $907,000 and $1,925,000 for the three and six months ended July 31, 2004, respectively, and was primarily a result of increased expenses associated with exploration and development activity and a slow first half of the year in the division's energy service businesses.

UNALLOCATED CORPORATE EXPENSES

Corporate expenses not allocated to individual divisions decreased to $3,424,000 for the three months ended July 31, 2004 and increased to $6,065,000 for the six months ended July 31, 2004 compared to $3,741,000 and $6,016,000 for the three and six months ended July 31, 2003. Excluding severance-related costs of approximately $800,000 included in the second quarter of fiscal 2004, the increases for both the three and six month periods were primarily due to incremental costs of approximately $650,000 for the implementation of Sarbanes-Oxley requirements and higher travel-related expenses.

DIVISION SUMMARY (IN THOUSANDS)

                                                 Three Months                           Six Months
                                                Ended July 31,                         Ended July 31,
                                        -----------------------------           -----------------------------
                                          2004                2003                2004                2003
                                        ---------           ---------           ---------           ---------
Revenues
     Water resources                    $  47,918           $  44,607           $  93,201           $  83,376
     Mineral exploration                   26,153              16,836              50,242              30,892
     Geoconstruction                       10,949               8,221              17,039              14,352
     Energy                                 1,166                 524               1,913               1,313
                                        ---------           ---------           ---------           ---------
         Total revenues                 $  86,186           $  70,188           $ 162,395           $ 129,933
                                        =========           =========           =========           =========

Income (loss) from
   continuing operations
     Water resources                    $   6,299           $   4,807           $  10,330           $   9,510
     Mineral exploration                    3,705               1,213               7,227               1,003
     Geoconstruction                        1,654               1,068               1,519               1,272
     Energy                                    (1)               (176)             (1,019)               (546)
     Unallocated corporate
       expenses                            (3,424)             (3,741)             (6,065)             (6,016)
     Debt extinguishment costs               --                (2,320)               --                (2,320)
     Interest                                (733)               (672)             (1,416)             (1,231)
                                        ---------           ---------           ---------           ---------
         Total income from
         continuing operations          $   7,500           $     179           $  10,576           $   1,672
                                        =========           =========           =========           =========

OUTLOOK

Andrew B. Schmitt, President and Chief Executive Officer, stated, "Looking forward from a macro standpoint, we expect to continue to benefit from natural resource demand, the improving financial condition of U.S. municipalities and stronger non-residential construction spending. More specifically, in the third quarter we expect to experience a slow down in mineral exploration in Africa as we enter the wet season and in South America, as they are in their winter months. The water resource business should continue to recover while Geoconstruction's backlog is steadily increasing. On the Energy side, we expect CBM production will continue to grow and gas prices remain very attractive. With mineral exploration now making a positive contribution, the balance we derive from the industries in which we participate becomes a positive factor again for the Company."

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements are those concerning the strategic plans, expectations and objectives for future operations and are generally indicated by words or phrases such as "anticipate," "estimate," "project," "believe," "intend", "expect," "plan" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing prices for various commodities, unanticipated slowdowns in the Company's major markets, the risks and uncertainties normally incident to the exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne Christensen Company provides sophisticated services and related products for the water, mineral, construction and energy markets.

                   LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except share and per share data)

                                                              Three Months                           Six Months
                                                             Ended July 31,                         Ended July 31,
                                                               (unaudited)                           (unaudited)
                                                      -------------------------------       -------------------------------
                                                          2004               2003               2004               2003
                                                      ------------       ------------       ------------       ------------
Revenues                                              $     86,186       $     70,188       $    162,395       $    129,933
Cost of revenues (exclusive of depreciation
   shown below)                                             62,169             49,769            118,322             92,263
                                                      ------------       ------------       ------------       ------------
Gross profit                                                24,017             20,419             44,073             37,670
Selling, general and administrative expenses                14,471             15,124             28,396             27,623
Depreciation, depletion and amortization                     3,338              2,951              6,523              6,011
Other income (expense):
   Equity in earnings of affiliates                          1,220                608              1,689                700
   Interest                                                   (733)              (672)            (1,416)            (1,231)
   Debt extinguishment costs                                  --               (2,320)              --               (2,320)
   Other, net                                                  805                219              1,149                487
                                                      ------------       ------------       ------------       ------------
Income before income taxes                                   7,500                179             10,576              1,672
Income tax expense                                           3,751                663              5,289              1,527
Minority interest                                             --                  107               --                  163
                                                      ------------       ------------       ------------       ------------
Net income (loss) from continuing operations
   before discontinued operations                            3,749               (377)             5,287                308
Loss from discontinued operations, net of
   income taxes of $(1) and $(53) for the
   three months ending July 31, 2004 and
   2003, respectively, and $(96) and $(107)
   for the six months ending July 31, 2004
   and 2003, respectively                                      (96)               (73)              (162)              (139)
                                                      ------------       ------------       ------------       ------------
Net income (loss)                                     $      3,653       $       (450)      $      5,125       $        169
                                                      ============       ============       ============       ============

Basic income (loss) per share:
   Net income (loss) from continuing operations       $       0.30       $      (0.03)      $       0.42       $       0.02
   Loss from discontinued operations, net of tax             (0.01)             (0.01)             (0.01)             (0.01)
                                                      ------------       ------------       ------------       ------------
   Income (loss) per share                            $       0.29       $      (0.04)      $       0.41       $       0.01
                                                      ============       ============       ============       ============

Diluted income (loss) per share:
   Net income (loss) from continuing operations       $       0.29       $      (0.03)      $       0.41       $       0.02
   Loss from discontinued operations, net of tax             (0.01)             (0.01)             (0.01)             (0.01)
                                                      ------------       ------------       ------------       ------------
   Income (loss) per share                            $       0.28       $      (0.04)      $       0.40       $       0.01
                                                      ============       ============       ============       ============

Weighted average shares outstanding                     12,559,000         11,927,000         12,548,000         11,915,000
Dilutive stock options                                     345,000               --              328,000            237,000
                                                      ------------       ------------       ------------       ------------
                                                        12,904,000         11,927,000         12,876,000         12,152,000
                                                      ============       ============       ============       ============

                                                        July 31,         January 31,          July 31,
                                                          2004               2004               2003
                                                      ------------       ------------       ------------
Balance Sheet Data:
  Total assets                                        $    217,735       $    217,327       $    191,560
  Total debt                                                46,100             42,000             40,000
  Stockholders' equity                                      96,263             93,685             86,282